[Marked to show changes from the form
                           sent to Revco D.S., Inc. on September 23,
                               1996.  Additions appear surrounded by
                                  [ ].  Deletions appear as endnotes
                                                 surrounded by < >.]






                             BIG B, INC.
                        2600 Morgan Road S.E.
                       Bessemer, Alabama 35023


                                                  September 23, 1996



Revco D.S., Inc.
1925 Enterprise Parkway
Twinsburg, Ohio 44087

Attention:  Mr. D. Dwayne Hoven


                      CONFIDENTIALITY AGREEMENT

          Revco D.S., Inc. has requested that Big B, Inc. (the "Company") furnish it with certain information as it may reasonably request relating to the Company which is non-public, confidential and proprietary in nature in connection with its proposed transaction with the Company (the "Transaction"). All such information (whether written or oral) furnished (whether before or after the date hereof) by the Company or its directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you and your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys[, proxy solicitors, public relations consultants] and accountants) or agents (collectively, "your Representatives") and all analyses, compilations, forecasts, studies or other notes or documents prepared by your or your Representatives which contain or reflect, or are generated from, any such information <1> is hereinafter referred to as the "Information." The term Information will not, however, include information which (i) is already in your possession (other than information provided to you or your Representatives by the Company),
(ii) is or becomes publicly available other than as a result of a disclosure by you or your Representative in breach of this Agreement, (iii) is or becomes available to you on a nonconfidential basis from a source (other than the Company or our Representatives) which, to the best of your knowledge after due inquiry, is not prohibited from disclosing such information to you by a legal, contractual, fiduciary or other obligation to the

Revco D.S., Inc.
September 23, 1996
Page 2


Company <2>[, (iv) is or becomes available to you on a nonconfidential basis from the Company or its Representatives pursuant to statutory or other legal rights to inspect or receive information or (v)] any analysis or other documents prepared by you or your Representatives from the information described in clauses
(i), (ii) <3>[,] (iii)<4> [or (iv)] above.

As a condition to, and in consideration of the Company providing you with, Information, you acknowledge and agree as follows:

1. You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 2 below), without our prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the Transaction. You further agree to disclose the Information only to your Representatives (a) who need to know the Information in connection with negotiating or evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who have agreed to be bound by the terms of this letter agreement. You agree to prepare a list of those individuals and entities to whom any Information has been disclosed and present the list to the Company promptly upon request. The Company will keep the list confidential. Notwithstanding any provision to the contrary contained herein, you shall be permitted to disclose such of the Information as you are advised by counsel is legally required to be disclosed under the United States securities laws[, and paragraph 2 shall not apply to such disclosure]. You agree that you will be responsible for any breach of this letter agreement by any of your Representatives.

2. In the event that you or any of your Representatives are requested or required (by oral questions, interrogations, requests for information documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise) to disclose any of the Information [(other than in any litigation between

Revco D.S., Inc.
September 23, 1996
Page 3


     the Company, or any of its Representatives, on the one hand, and you or any of your Representatives, on the other hand)], you will notify the Company promptly in writing so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. You agree not to oppose any action by the Company to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this letter agreement, you agree that you will furnish only that portion of the Information which you are advised by counsel is legally required.

3. You shall keep a record of each location of the Information. You agree, immediately upon a request from the Company, to return to the Company all Information, and no copies, extracts or other reproductions of the Information shall be retained by you or your Representatives. Any portion of the Information that consists solely of analyses, compilations, forecasts, schedules or other notes or documents prepared by you or your Representatives, in lieu of being returned to the Company, may be destroyed by you [or such Representative], in which <5> [event] one of your authorized officers shall provide certification to the Company that materials have in fact been so destroyed[; provided, however, that your financial advisors and legal advisors may retain for their files, in accordance with their usual practice, one copy of any Information prepared by them]. Any oral Information that is retained by you or your Representatives will continue to be subject to this letter agreement.

4. You acknowledge that none of the Company, nor our Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and you agree, to the fullest extent permitted by law, that no such person

Revco D.S., Inc.
September 23, 1996
Page 4


     will have any liability to you or any of your Representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) with respect to the Transaction as a result of this letter agreement, your participation in evaluating the Transaction, your review of the Company, the use of the Information by you or your representatives<6> [or] any errors therein or omission from the Information<7>. Nothing in the foregoing provision shall be deemed to waive or limit in any respect any rights or claims you may have based on any actual or alleged breaches of the fiduciary duties owed by the Company's Board of Directors to the Company and its shareholders. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

5. You acknowledge that you are aware, and you will advise your Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities, which may include certain portions of the Information, and on the communication of such information to any other person.

6. You agree that, from the date of this Agreement through <8> [the earlier of November 15, 1996, and the execution by the Company of a definitive agreement for the acquisition of the Company (the "Termination Date")], neither you nor any of your affiliates will, without the prior written consent of the
     Company: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company <9>; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such

Revco D.S., Inc.
September 23, 1996
Page 5


     terms are used in the rules of the Securities and Exchange Commission) whether before or after the formal commencement of any such solicitation, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iii) call, or seek to call, a meeting of the Company's shareholders or execute any written consent or initiate any shareholder proposal for action by shareholders of the Company; (iv) otherwise act, alone or in concert with others, to seek to acquire control of the Company or influence the Board of Directors, management or policies of the Company; <10> [or (v) ]induce any other person or entity to do any of the foregoing; provided, however, that <11> [the foregoing shall not prevent (x) any cash tender offer for all the outstanding shares of common stock, par value $0.001 per share, of the Company at a price of not less than $15 per share, and any filings required in connection therewith, (y) any transaction approved by the Company's Board of Directors or
     (z) any action or other legal proceeding to enforce this Agreement or to contest the validity of the Company's shareholder rights plan.]

<12> [7. (a)    Until the Termination Date, the Company
                shall not (i) amend its shareholder rights plan in any manner adverse to you, (ii) adopt any new shareholder rights plan or (iii) take, adopt, implement or enter into any other action, plan, measure, agreement or arrangement with a view to making, or a primary effect of which is to make, an acquisition of the Company materially more difficult or costly (any matter described in this paragraph (a), together with the Company's shareholder rights plan, a
                "Defensive Measure").

         (b) Until the Termination Date, the Company shall give you access to the same Company-produced Information as is given to all other bidders for the Company (taken together), and shall give you the same opportunity to make proposals to acquire the Company as is given to any other bidder.

         (c) If, following November 15, 1996, you continue to own over 6% of the Company's outstanding common

Revco D.S., Inc.
September 23, 1996
Page 6


                stock and you issue a written demand for a special meeting of the Company's shareholders pursuant to
                Section 10-2B-7.02 of the Alabama Business
                Corporations Act, then the Company shall either (i) redeem or terminate all Defensive Measures then in effect or (ii) without regard for the 10% requirement in such Section, (A) within seven days of receipt of such demand call the requested shareholders meeting, (B) set a record date for such meeting between 10 and 15 days following the calling of such meeting and (C) set a date for such meeting between 30 and 40 days following the calling of such meeting.

8].   (a)       You agree that <13> [either party] will be
                irreparably injured by a breach of this letter agreement by <14> [the other party] or <15>
                [its] Representatives, that monetary remedies are inadequate to protect <16> against any actual or threatened breach of this letter agreement by
                <17> [either party] or by <18> [its] Representatives,
                and that <19> [either party] shall be entitled to specific performance or other equitable relief as a remedy for any breach. Such remedy shall not be deemed to be the exclusive remedy for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity.

      (b) It is further agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

      (c) This letter agreement will be governed by and construed in accordance with the laws of the State of Alabama, without regard to the principles of conflict of laws thereof.

      (d) This letter agreement contains the entire agreement between you and us concerning the subject matter hereof and supersedes all previous agreements, written or oral, relating to the subject matter hereof. No modifications of this

Revco D.S., Inc.
September 23, 1996
Page 7


               letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

      (e) If any provision of this letter agreement shall for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this letter agreement but shall be confined in its operation to the provision of this agreement directly involved in the controversy in which such judgment shall have been rendered[; provided, however, that (i) all of paragraph 7 shall automatically terminate if any portion of paragraph 6 is held to be invalid and (ii) all of paragraphs 1, 2, 3 and 6 shall automatically terminate if any portion of paragraph 7 is held to be invalid].

      (f) This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.

      (g) This letter agreement shall inure to the benefit of and be binding upon our respective successors and assigns; provided, however, that neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of us without the prior written consent of the other party.

      (h) All notices hereunder shall be made in writing, by first class mail, by courier or by telecopier (with a confirming copy sent by first class mail) to, in the case of the Company, Big B, Inc.,
               Attention: Chief Executive Officer, 2600 Morgan Road S.E., Bessemer, Alabama 35023, telecopier:
               (205) 425-3525, or, in the case of you, Revco D.S., Inc., Attention: President and Chief Executive Officer, 1925 Enterprise Parkway, Twinsburg, Ohio 44087, telecopier: (216) 487-1679.

Revco D.S., Inc.
September 23, 1996
Page 8


                 Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                   Very truly yours,



                                   Big B, Inc.



                                   By: /s/ Arthur M. Jones, Sr.
                                       ------------------------------
                                       Name: Arthur M. Jones, Sr.
                                       Title: President


Accepted and Agreed
as of the date first
written above:


Revco D.S., Inc.


By:____________________
   Name:
   Title:

Revco D.S., Inc.
September 23, 1996
Page 9



------------------ DELETIONS ------------------

<1> or which reflect you or your Representatives review of, or your interest in, the Transaction

<2> or (iv)

<3> or

<4> ,

<5> every

<6> ,

<7> , or otherwise

<8> June 30, 1997

<9> other than pursuant to a cash tender offer for all of the outstanding shares of common stock, par value $0.001 per share, of the Company at a price of not less than $15.00 per share or pursuant to a transaction approved by the Company's Board of Directors

<10> (v) bring any action, or otherwise act through judicial process, to contest the validity of the Company's shareholder rights plan or to seek the redemption of the rights issued thereunder; or
(vi)

<11> if, by January 31, 1997, the Company has not publicly announced that it has entered into a definitive agreement relating to the acquisition of the Company (whether by sale, merger or otherwise), then all restrictions imposed by this paragraph 6 shall cease to apply.

<12> 7

<13> the Company

<14> you

<15> your

Revco D.S., Inc.
September 23, 1996
Page 10

<16> us

<17> you

<18> your

<19> the Company